Exhibit 99.1

Saratoga Investment Corp. Announces Fiscal Third

Quarter 2025 Financial Results

Reports 1.1% Sequential Quarter Increase in Adjusted NII per Share (Excluding the Effect of the One-Time
Interest Reserve Reversal) and Grows LTM ROE to 9.2%

Reports Strong Deployments of $84.5 Million, Supporting Two New Platforms and Eight Existing Portfolio
Companies, Offset by Repayments

__________________________________________

NEW YORK, January 8, 2025 – Saratoga Investment Corp. (NYSE: SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2025 fiscal third quarter ended November 30, 2024.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the three months ended and as of
($ in thousands, except per share)	November 30, 2024	August 31, 2024	November 30, 2023
Assets Under Management (AUM)	960,093	1,040,711	1,114,039
Net Asset Value (NAV)	374,866	372,054	359,559
NAV per share	26.95	27.07	27.42
Total Investment Income	35,879	43,003	36,340
Net Investment Income (NII) per share	0.90	1.33	1.09
Adjusted NII per share	0.90	1.33	1.01
Earnings per share	0.64	0.97	(0.31)
Dividends per share (declared)	0.74 *	0.74	0.72
Return on Equity – last twelve months	9.2%	5.8%	6.6%
– annualized quarter	9.5%	14.4%	(4.5)%
Originations	84,490	2,584	35,612
Repayments	160,404	60,140	2,144

*	Actual dividend of $1.09 per share, including the additional special dividend of $0.35 per share declared this quarter in conjunction with the regular dividend.

Christian L. Oberbeck, Chairman and Chief Executive Officer of Saratoga Investment, commented, “Highlights this quarter include sequential quarterly increase of adjusted NII excluding the effect of the one-time Knowland interest reserve reversal, improved LTM ROE of 9.2%, another increase in NAV and steady NAV per share, healthy originations in both new and existing portfolio companies while also experiencing outsized redemptions of successful investments, including some large ones, and continued overearning of our dividends. From an overall investment value and current yield perspective, our annualized third quarter dividend of $0.74 per share implies a 12.2% dividend yield based on the stock price of $24.21 per share on January 7, 2025. The substantial overearning of the dividend this quarter continues to support the current level of dividends, increases NAV, supports increased portfolio growth and provides a cushion against adverse events. This quarter’s earnings reflect the impact of the past six month trend of decreasing levels of short-term interest rates and spreads on Saratoga Investment’s largely floating rate assets, while not yet recognizing the full period impact of the recent outsized repayments experienced this quarter. The costs of most long-term balance sheet liabilities are largely fixed though callable either now or in the near future. In the context of the significant level of available cash currently creating a negative arbitrage, management is evaluating the use of such calls prospectively to reduce current debt.”

“During the quarter, we began to see the early stages of a potential increase in M&A in the lower middle market, reflected in multiple repayments during the quarter, in addition to significant new originations. As was the case in previous quarters, our strong reputation and differentiated market positioning, combined with our ongoing development of sponsor relationships, continues to create attractive investment opportunities from high quality sponsors.”

“Saratoga’s solid overall performance is reflected in our continued strong key performance indicators this past quarter, including: (i) quarterly ROE of 9.5% and LTM ROE of 9.2%, (ii) NAV increase of $2.8 million ($372.1 million to $374.9 million), (iii) adjusted NII per share increase of $0.01 per share ($0.89 to $0.90 per share) excluding the $7.6 million ($0.44 per share) net impact of the one-time Knowland investment interest reserve release in the previous and current quarter, (iv) dividend of $0.74 per share, up 2.8% from $0.72 per share in the third quarter of fiscal 2024, and (v) continued over-earning of the current dividend, most recently resulting in the $0.35 per share special dividend paid in December.”

“At the foundation of our strong operating performance is the high-quality nature, resilience and balance of our $960.1 million portfolio in the current environment. Where we had encountered significant challenges in four of our portfolio companies over the past year, we have completed decisive action and resolved all four of these situations through two sales and two restructurings. Our current core non-CLO portfolio was marked down by $1.4 million this quarter, and the CLO and JV were marked down by $4.0 million. This was offset by net realized gains of $1.2 million in the quarter on various repayments, and $0.7 million of escrow realized gains, for a total net reduction in portfolio value related to marks of $3.5 million this quarter. Our total portfolio fair value is now 0.7% below cost, while our core non-CLO portfolio is 3.0% above cost. The overall financial performance and strong earnings power of our current portfolio reflects strong underwriting in our solid, growing portfolio companies and sponsors in well-selected industry segments.”

“We continue to remain prudent and discerning in terms of new commitments in the current volatile environment. Originations of $84.5 million this quarter were elevated as we began to see the effect of declining interest rates and increased M&A activity in the market. During the quarter, we originated two new portfolio company investments while benefitting from eight follow-on investments in existing portfolio companies that we know well with strong business models and balance sheets.”

“Our quarter-end cash position grew to $250.2 million, largely due to an outsized $160.4 million of repayments in five portfolio companies and amortizations, exceeding the substantial $84.5 million of originations. The repayments included the recognition of a $4.8 million realized gain on our Invita investment, along with the repayment of $67 million of debt from this successful five-year investment. This increase in cash and cash equivalents has improved our effective leverage from 160.1% regulatory leverage to 183.2% net leverage, netting available cash against outstanding debt.”

“Our overall credit quality for this quarter remained steady at 99.7% of credits rated in our highest category, with the two investments remaining on non-accrual status being Zollege and Pepper Palace, both of which have been successfully restructured, representing only 0.3% and 0.3% of fair value and cost, respectively. With 86.8% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio and company leverage is well structured for future economic conditions and uncertainty.”

Mr. Oberbeck concluded, “As we navigate through a reshaped yield curve environment with decreasing short-term and increasing long-term rates, and an uncertain economic outlook, we remain confident in our experienced management team, robust pipeline, strong leverage structure, and high underwriting standards to continue to steadily increase our portfolio size, quality and investment performance over the long-term to deliver exceptional risk adjusted returns to shareholders.”

Discussion of Financial Results for the Quarter ended November 30, 2024:

●	AUM as of November 30, 2024, was $960.1 million, a decrease of 13.8% from $1.114 billion as of November 30, 2023, and a decrease of 7.7% from $1.041 billion as of last quarter.

●	Total investment income for the three months ended November 30, 2024, was $35.9 million, a decrease of $0.4 million, or 1.3%, from $36.3 million in the three months ended November 30, 2023, and $7.1 million, or 16.6%, as compared to $43.0 million for the quarter ended August 31, 2024. This quarter’s investment income decrease as compared to the previous quarter was primarily due to the impact of the non-recurring Knowland interest reserve reversal of $7.9 million, that was previously on non-accrual status, following the investment’s full repayment, including accrued interest, being recognized last quarter, offset by the final interest of $0.3 million received this quarter. Investment income reflects a weighted average interest rate on the core BDC portfolio of 11.8%, as compared to 12.5% as of November 30, 2023 and 12.6% as of August 31, 2024. Approximately two thirds of the interest rate reduction is due to SOFR base rate decreases, and one third due to the higher yields of the recent repayments.

●	Total expenses for fiscal third quarter 2025, excluding interest and debt financing expenses, base management fees and incentive fees, and income and excise taxes, increased $0.5 million to $2.8 million as compared to $2.3 million in the third quarter of fiscal year 2023, and increased $0.6 million as compared to $2.2 million for the quarter ended August 31, 2024. This represented 0.9% of average total assets on an annualized basis, up from 0.7% last quarter and 0.8% last year.

●	Adjusted NII for the quarter ended November 30, 2024, was $12.4 million, a decrease of $0.7 million, or 5.3%, from $13.1 million in the period ended November 30, 2023, and a decrease of $5.8 million, or 31.7%, from $18.2 million in the prior quarter. This quarter’s decrease in investment income as compared to last quarter was primarily due to the impact of the non-recurring Knowland interest reserve reversal last quarter as previously noted, offset by higher prepayment and structuring and advisory fees this quarter reflective of the high level of originations and repayments.

●	NII Yield as a percentage of average net asset value was 13.3% for the quarter ended November 30, 2024. Adjusted for the incentive fee accrual related to net capital gains, the NII Yield was also 13.3%. In comparison, adjusted NII Yield was 14.6% for the quarter ended November 30, 2023, and 19.7% for the quarter ended August 31, 2024.

●	NAV was $374.9 million as of November 30, 2024, an increase of $15.3 million from $359.6 million as of November 30, 2023, and an increase of $2.8 million from $372.1 million as of August 31, 2024.

●	NAV per share was $26.95 as of November 30, 2024, compared to $27.42 as of November 30, 2023, and $27.07 as of August 31, 2024.

●	Return on equity (“ROE”) for the last twelve months ended November 30, 2024, was 9.2%, up from 6.6% for the comparable period last year, and up from 5.8% for the twelve months ended August 31, 2024. ROE on an annualized basis for the quarter ended November 30, 2024 was 9.5%.

●	The weighted average common shares outstanding for the quarter ended November 30, 2024 was 13.8 million, increasing from 13.7 million and 13.1 million for the quarters ended August 31, 2024 and November 30, 2023, respectively.

Portfolio and Investment Activity as of November 30, 2024

●	Fair value of Saratoga Investment’s portfolio was $960.1 million, excluding $250.2 million in cash and cash equivalents, principally invested in 48 portfolio companies, one collateralized loan obligation fund (the “CLO”) and one joint venture fund (the “JV”).

●	Cost of investments made during the period: $84.5 million, including eight follow-ons and two investments in new portfolio companies.

●	Principal repayments during the period: $160.4 million, including five full repayments of existing investments, plus amortization.

o	The fair value of the portfolio also decreased by $3.5 million of net realized gains and unrealized depreciation, consisting of $4.0 million net depreciation in the CLO and JV and $1.4 million net unrealized depreciation in our core non-CLO portfolio, including Pepper Palace and Zollege, offset by net realized gains of $1.2 million on the various repayments and realizations in the quarter, most notably the Invita investment, and $0.7 million of various escrow realized gains, most notably the former Netreo investment.

o	Since taking over management of the BDC, the Company has generated $1.20 billion of repayments and sales of investments originated by Saratoga Investment, generating a gross unlevered IRR of 15.0%. Total investments originated by Saratoga are $2.24 billion in 119 portfolio companies.

●	The overall portfolio composition consisted of 86.8% of first lien term loans, 0.6% of second lien term loans, 1.7% of unsecured term loans, 1.9% of structured finance securities, and 9.0% of common equity.

●	The weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 10.8%, which was comprised of a weighted average current yield of 11.6% on first lien term loans, 16.8% on second lien term loans, 10.9% on unsecured term loans, 16.7% on CLO subordinated notes and 0.0% on equity interests.

Liquidity and Capital Resources

Outstanding Borrowings:

●	As of November 30, 2024, Saratoga Investment had a combined $52.5 million in outstanding combined borrowings under its $65.0 million senior secured revolving credit facility with Encina and its $75.0 million senior secured revolving credit facility with Live Oak.

●	At the same time, Saratoga Investment had $175 million SBA debentures in its SBIC II license outstanding, $39.0 million SBA debentures in its SBIC III license outstanding, $269.4 million of listed baby bonds issued, $250.0 million of unsecured unlisted institutional bond issuances, five unlisted issuances of $52.0 million in total, and an aggregate of $250.2 million in cash and cash equivalents.

Undrawn Borrowing Capacity:

●	With $87.5 million available under the two credit facilities and $250.2 million of cash and cash equivalents as of November 30, 2024, Saratoga Investment has a total of $337.7 million of undrawn credit facility borrowing capacity and cash and cash equivalents to be used for new investments or to support existing portfolio companies in the BDC and the SBIC.

●	In addition, Saratoga Investment has $136.0 million in undrawn SBA debentures available from its existing SBIC III license.

●	Availability under the Encina and Live Oak credit facilities can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC II and the BDC will not qualify for SBIC III funding. Overall outstanding SBIC debentures are limited to $350.0 million across all active SBIC licenses.

●	Total Saratoga Investment undrawn borrowing capacity is therefore $473.7 million.

●	As of fiscal 2025 third quarter-end, Saratoga Investment had $52.3 million of committed undrawn lending commitments and $75.7 million of discretionary funding commitments.

Additionally:

●	Saratoga Investment has an active equity distribution agreement with Ladenburg Thalmann & Co. Inc., Raymond James and Associates, Inc, Lucid Capital Markets, LLC and Compass Point Research and Trading, LLC, through which the Company may offer for sale, from time to time, up to $300.0 million of common stock through an ATM offering.

o	As of November 30, 2024, Saratoga Investment has sold 6,652,316 shares for gross proceeds of $175.5 million at an average price of $26.37 for aggregate net proceeds of $173.9 million (net of transaction costs). During both the three and nine months ended November 30, 2024, Saratoga Investment sold a total of 108,438 shares for gross proceeds of $2.9 million at an average price of $27.07 for aggregate net proceeds of $2.9 million (net of transaction costs).

Dividend

On November 7, 2024, Saratoga Investment announced that its Board of Directors declared a quarterly dividend of $0.74 per share for the fiscal quarter ended November 30, 2024, and an additional special dividend of $0.35 per share, fulfilling its fiscal 2024 distribution requirements. Both dividends were paid on December 19, 2024, to all stockholders of record at the close of business on December 4, 2024.

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP. Shares issued under the Company’s DRIP is issued at a 5% discount to the average market price per share at the close of trading on the ten trading days immediately preceding (and including) the payment date.

The following table highlights Saratoga Investment’s dividend history over the past eleven quarters:

Period (Fiscal Year ends Feb 28)	Base Dividend Per Share	Special Dividend Per Share	Total Dividend Per Share
Fiscal Q3 2025	$0.74	$0.35	$1.09
Fiscal Q2 2025	$0.74	-	$0.74
Fiscal Q1 2025	$0.74	-	$0.74
Year-to-Date Fiscal 2025	$2.22	$0.35	$2.57
Fiscal Q4 2024	$0.73	-	$0.73
Fiscal Q3 2024	$0.72	-	$0.72
Fiscal Q2 2024	$0.71	-	$0.71
Fiscal Q1 2023	$0.70	-	$0.70
Full Year Fiscal 2024	$2.86	-	$2.86
Fiscal Q4 2023	$0.69	-	$0.69
Fiscal Q3 2023	$0.68	-	$0.68
Fiscal Q2 2023	$0.54	-	$0.54
Fiscal Q1 2023	$0.53	-	$0.53
Full Year Fiscal 2023	$2.44	-	$2.44

Share Repurchase Plan

As of November 30, 2024, the Company purchased 1,035,203 shares of common stock, at the average price of $22.05 for approximately $22.8 million pursuant to its existing Share Repurchase Plan. During the three and nine months ended November 30, 2024, the Company did not purchase any shares of common stock pursuant to its Share Repurchase Plan.

Of note, in fiscal year 2015, the Company announced the approval of an open market share repurchase plan that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. Since then, the Share Repurchase Plan has been extended annually, and the Company has periodically increased the amount of shares of common stock that may be purchased under the Share Repurchase Plan, most recently to 1.7 million shares of common stock. On January 7, 2025, its board of directors extended the Share Repurchase Plan for another year to January 15, 2026.

2025 Fiscal Third Quarter Conference Call/Webcast Information

When:	Thursday, January 9, 2025
10:00 a.m. Eastern Time (ET)

How:	Webcast: Interested parties may access a live webcast of the call and find the Q3 2025 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website (Saratoga events and presentations). A replay of the webcast will also be available for a limited time at Saratoga events and presentations.

Call:	To access the call by phone, please go to this link (registration link) and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns two active SBIC-licensed subsidiaries, having surrendered its first license after repaying all debentures for that fund following the end of its investment period and subsequent wind-down. Furthermore, it manages a $650 million collateralized loan obligation (“CLO”) fund that is in wind-down and co-manages a joint venture (“JV”) fund that owns a $400 million collateralized loan obligation (“JV CLO”) fund.  It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, 87.5% of both the unsecured loans and membership interests of the JV and 87.5% of the Class E notes of the JV CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

This press release contains historical information and forward-looking statements with respect to the business and investments of the Company, including, but not limited to, the statements about future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to: changes in the markets in which we invest; changes in the financial, capital, and lending markets; an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of interest rate volatility on our business and our portfolio companies; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests, as well as those described from time to time in our filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. The Company undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-Q for the fiscal quarter ended November 30, 2024 and subsequent filings, including the “Risk Factors” sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements.

Contacts:

Saratoga Investment Corporation

535 Madison Avenue, 4th Floor

New York, NY 10022

Henri Steenkamp

Chief Financial Officer

Saratoga Investment Corp.

212-906-7800

Lena Cati

The Equity Group Inc.

212-836-9611

Val Ferraro

The Equity Group Inc.

212-836-9633

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	November 30, 2024	February 29, 2024
	(unaudited)
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $852,158,089 and $1,035,879,751, respectively)	$875,707,680	$1,019,774,616
Affiliate investments (amortized cost of $37,627,241 and $26,707,415, respectively)	39,803,456	27,749,137
Control investments (amortized cost of $77,556,847 and $117,196,571, respectively)	44,582,096	91,270,036
Total investments at fair value (amortized cost of $967,342,177 and $1,179,783,737, respectively)	960,093,232	1,138,793,789
Cash and cash equivalents	147,614,810	8,692,846
Cash and cash equivalents, reserve accounts	102,549,213	31,814,278
Interest receivable (net of reserve of $68,735 and $9,490,340, respectively)	7,462,134	10,298,998
Management fee receivable	327,368	343,023
Other assets	1,871,192	1,163,225
Current income tax receivable	1,931	99,676
Total assets	$1,219,919,880	$1,191,205,835

LIABILITIES
Revolving credit facilities	$52,500,000	$35,000,000
Deferred debt financing costs, revolving credit facilities	(1,467,001)	(882,122)
SBA debentures payable	214,000,000	214,000,000
Deferred debt financing costs, SBA debentures payable	(5,072,871)	(5,779,892)
8.75% Notes Payable 2025	20,000,000	20,000,000
Discount on 8.75% notes payable 2025	(35,045)	(112,894)
Deferred debt financing costs, 8.75% notes payable 2025	(1,460)	(4,777)
7.00% Notes Payable 2025	12,000,000	12,000,000
Discount on 7.00% notes payable 2025	(100,675)	(193,175)
Deferred debt financing costs, 7.00% notes payable 2025	(12,257)	(24,210)
7.75% Notes Payable 2025	5,000,000	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	(33,209)	(74,531)
4.375% Notes Payable 2026	175,000,000	175,000,000
Premium on 4.375% notes payable 2026	363,367	564,260
Deferred debt financing costs, 4.375% notes payable 2026	(1,073,336)	(1,708,104)
4.35% Notes Payable 2027	75,000,000	75,000,000
Discount on 4.35% notes payable 2027	(233,940)	(313,010)
Deferred debt financing costs, 4.35% notes payable 2027	(773,704)	(1,033,178)
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(219,726)	(273,449)
6.00% Notes Payable 2027	105,500,000	105,500,000
Discount on 6.00% notes payable 2027	(96,638)	(123,782)
Deferred debt financing costs, 6.00% notes payable 2027	(1,696,769)	(2,224,403)
8.00% Notes Payable 2027	46,000,000	46,000,000
Deferred debt financing costs, 8.00% notes payable 2027	(1,013,039)	(1,274,455)
8.125% Notes Payable 2027	60,375,000	60,375,000
Deferred debt financing costs, 8.125% notes payable 2027	(1,256,679)	(1,563,594)
8.50% Notes Payable 2028	57,500,000	57,500,000
Deferred debt financing costs, 8.50% notes payable 2028	(1,373,467)	(1,680,039)
Base management and incentive fees payable	7,521,835	8,147,217
Deferred tax liability	4,581,381	3,791,150
Accounts payable and accrued expenses	2,500,210	1,337,542
Interest and debt fees payable	5,875,852	3,582,173
Due to Manager	796,396	450,000
Total liabilities	845,054,225	820,981,727

Commitments and contingencies

NET ASSETS
Common stock, par value $0.001, 100,000,000 common sharesauthorized, 13,909,206 and 13,653,476 common shares issued and outstanding, respectively	13,909	13,654
Capital in excess of par value	377,235,609	371,081,199
Total distributable deficit	(2,383,863)	(870,745)
Total net assets	374,865,655	370,224,108
Total liabilities and net assets	$1,219,919,880	$1,191,205,835
NET ASSET VALUE PER SHARE	$26.95	$27.12

Asset Coverage Ratio	160.1%	161.1%

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the three months ended
	November 30, 2024	November 30, 2023
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$28,301,622	$28,741,745
Affiliate investments	458,765	1,165,585
Control investments	1,220,769	2,183,242
Payment in kind interest income:
Non-control/Non-affiliate investments	355,161	88,106
Affiliate investments	424,357	221,348
Control investments	-	258,729
Total interest from investments	30,760,674	32,658,755
Interest from cash and cash equivalents	1,627,718	521,574
Management fee income	775,398	819,929
Dividend income(*):
Non-control/Non-affiliate investments	172,557	509,365
Control investments	948,102	1,319,219
Total dividend from investments	1,120,659	1,828,584
Structuring and advisory fee income	740,705	312,135
Other income	853,481	199,368
Total investment income	35,878,635	36,340,345

OPERATING EXPENSES
Interest and debt financing expenses	13,044,000	12,522,357
Base management fees	4,412,000	4,857,059
Incentive management fees expense (benefit)	3,109,834	2,243,621
Professional fees	670,376	434,552
Administrator expenses	1,250,000	1,075,000
Insurance	76,743	81,002
Directors fees and expenses	83,500	80,729
General and administrative	759,902	660,062
Income tax expense (benefit)	36,625	219,900
Total operating expenses	23,442,980	22,174,282
NET INVESTMENT INCOME	12,435,655	14,166,063

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	4,806,390	60,565
Control investments	638,355	-
Net realized gain (loss) from investments	5,444,745	60,565
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(7,026,951)	(1,948,502)
Affiliate investments	179,825	(1,084,259)
Control investments	(2,071,457)	(14,833,592)
Net change in unrealized appreciation (depreciation) on investments	(8,918,583)	(17,866,353)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(126,875)	(415,894)
Net realized and unrealized gain (loss) on investments	(3,600,713)	(18,221,682)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$8,834,942	$(4,055,619)

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.64	$(0.31)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	13,789,951	13,052,896

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the nine months ended
	November 30, 2024	November 30, 2023
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$95,247,113	$83,542,257
Affiliate investments	1,446,620	2,799,735
Control investments	4,465,137	6,314,550
Payment in kind interest income:
Non-control/Non-affiliate investments	2,073,035	706,339
Affiliate investments	915,807	644,484
Control investments	284,590	542,581
Total interest from investments	104,432,302	94,549,946
Interest from cash and cash equivalents	3,923,380	1,864,956
Management fee income	2,372,177	2,453,967
Dividend income(*):
Non-control/Non-affiliate investments	584,827	621,398
Control investments	3,160,742	4,679,699
Total dividend from investments	3,745,569	5,301,097
Structuring and advisory fee income	1,186,548	1,786,357
Other income	1,900,184	530,210
Total investment income	117,560,160	106,486,533

OPERATING EXPENSES
Interest and debt financing expenses	39,135,022	36,628,641
Base management fees	14,161,025	14,262,147
Incentive management fees expense (benefit)	11,244,838	4,828,442
Professional fees	1,795,572	1,407,275
Administrator expenses	3,458,333	2,797,917
Insurance	231,936	244,804
Directors fees and expenses	276,500	280,797
General and administrative	2,190,613	1,957,906
Income tax expense (benefit)	98,263	(11,193)
Total operating expenses	72,592,102	62,396,736
NET INVESTMENT INCOME	44,968,058	44,089,797

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	5,365,091	151,256
Control investments	(54,564,070)	-
Net realized gain (loss) from investments	(49,198,979)	151,256
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	39,654,726	(15,334,087)
Affiliate investments	1,134,493	(1,289,895)
Control investments	(7,048,216)	(23,302,249)
Net change in unrealized appreciation (depreciation) on investments	33,741,003	(39,926,231)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(747,063)	(577,693)
Net realized and unrealized gain (loss) on investments	(16,205,039)	(40,352,668)
Realized losses on extinguishment of debt	-	(110,056)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$28,763,019	$3,627,073

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$2.09	$0.29
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	13,733,008	12,355,815

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per Share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the three and nine months ended November 30, 2024 and November 30, 2023.

	For the Three Months Ended
	November 30, 2024	November 30, 2023

Net Investment Income	$12,435,655	$14,166,063
Changes in accrued capital gains incentive fee expense/ (reversal)	-	(1,039,033)
Adjusted net investment income	$12,435,655	$13,127,030

Net investment income yield	13.3%	15.7%
Changes in accrued capital gains incentive fee expense/ (reversal)	-	(1.1)%
Adjusted net investment income yield (1)	13.3%	14.6%

Net investment income per share	$0.90	$1.09
Changes in accrued capital gains incentive fee expense/ (reversal)	-	(0.08)
Adjusted net investment income per share (2)	$0.90	$1.01

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

	For the Nine Months Ended
	November 30, 2024	November 30, 2023

Net Investment Income	$44,968,058	$44,089,797
Changes in accrued capital gains incentive fee expense/ (reversal)	-	(4,957,306)
Adjusted net investment income	$44,968,058	$39,132,491

Net investment income yield	16.2%	16.7%
Changes in accrued capital gains incentive fee expense/ (reversal)	-	(1.7)%
Adjusted net investment income yield (3)	16.2%	15.0%

Net investment income per share	$3.27	$3.57
Changes in accrued capital gains incentive fee expense/ (reversal)	-	(0.40)
Adjusted net investment income per share (4)	$3.27	$3.17

(3)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(4)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.